OXiGENE DISCONTINUES NEU-SENSAMIDE(TM) PROJECT; FOCUSING
                RESOURCES ON THREE OTHER PRODUCTS IN DEVELOPMENT

Boston, MA, and Stockholm,  Sweden,  February 16, 1999 -- OXiGENE, Inc. (Nasdaq:
OXGN, SSE: OXGN), announced today the decision to discontinue the development of Neu-Sensamide(TM) in order to focus its resources on products with greater commercial promise. Neu-Sensamide(TM), a project within the Company's DNA repair inhibitor program, was being developed for use in conjunction with radiation therapy in patients with non-small cell lung cancer and in patients with glioblastoma. The Company believes that its recent clinical studies lead to the conclusion that the drug's profile limits its commercial potential.

The financial resources that had been designated for the further development of the Neu-Sensamide(TM) project will be used to fund product development across the Company's three small molecule compound technology platforms. Clinical studies ongoing include: three Phase I clinical trials in the US and the UK for OXiGENE's anti-tumor vascular targeting agent, Combretastatin A-4 Prodrug in patients with advanced stage cancer; two Phase I/II studies of Declopramide, a DNA repair inhibitor designed to minimize the central nervous system side effects seen in previous generations of this platform; and a Phase I trial of the nucleoside analog, Cordycepin, in patients with acute lymphoblastic leukemia.

"We are very excited about the prospects for our ongoing products and believe that it is in the best interest of the Company and our shareholders to discontinue the Neu-Sensamide(TM) project so that we can reallocate resources to those products in the pipeline that we believe will have substantially greater chances of commercial success," said Bjorn Nordenvall, Ph.D., M.D., President and CEO of OXiGENE. "To date, the ongoing product candidates within each of the Company's three technology platforms have demonstrated promising progress. We look forward to their continued advancement in the clinic."

OXiGENE is an international biopharmaceutical company developing a diverse portfolio of innovative products to combat cancer and other major diseases. The Company's mission is to develop new therapeutics that will enhance the effectiveness of traditional cancer treatments and to introduce innovative therapies that attack cancer in new ways.

This press release contains forward-looking statements that involve risks and uncertainties that may cause the Company's (OXiGENE's) actual results or outcomes to be materially different from those anticipated and discussed in this press release. Factors that may cause such a difference include, but are not limited to, those risks and uncertainties associated with the regulatory approval of the Company's proprietary drugs, and other risks included in the Company's Annual Report on Form 10-K and in the Company's other filings with the Securities and Exchange Commission during the past 12 months.